FOR IMMEDIATE RELEASE
                                                    Contact: Ross A. Benavides
                                                    Chief Financial Officer
                                                    (713) 860-2500


                     GENESIS ENERGY, L.P. REPORTS ANNUAL AND
                             FOURTH QUARTER RESULTS

     March 7, 2003 - Genesis Energy, L.P. (AMEX:GEL) today issued the following:

                               Earnings Highlights
                     (in thousands except per unit amounts)

                                   Three Months Ended          Year Ended
                                     December 31,             December 31,
                                    2002        2001        2002         2001
                                  ---------   ---------   ---------   ---------

Net Income (Loss)                 $   1,569   $ (49,716)  $   5,092   $ (43,612)

Per Unit                          $    0.18   $   (5.65)  $    0.58   $   (4.96)

Items Affecting Comparability after
  Minority Interest:

  Impairment Charge               $       -   $ (45,061)  $       -   $ (45,061)
  Derivative-related Items                -      (1,240)     (2,094)      2,726
  Other operating charges                 -      (1,500)     (1,500)     (1,500)
  Minority Interest Effect
    on Special Items                      -           4           -           4
                                  ---------   ---------   ---------   ---------
    Total                         $       -   $ (47,797)  $  (3,594)  $ (43,831)
                                  =========   =========   =========   =========

  Net Income (Loss) Adjusted for
    Items Affecting Comparability $   1,569   $  (1,919)  $   8,686   $     219

         Per Unit                 $    0.18   $   (0.22)  $    0.99   $    0.02


         Genesis Energy, L.P. announced that its net income for the quarter ended December 31, 2002 was $1,569,000, or $0.18 per unit and net income for the year was $5,092,000, or $0.58 per unit. In the comparable 2001 periods, its net loss was $49,716,000, or $5.65 per unit for the quarter and $43,612,000, or $4.96 for the year.

         Net income adjusted for items affecting comparability for the quarter ended December 31, 2002, was $1,569,000, or $0.18 per unit. This compares to net loss adjusted for items affecting comparability for the quarter ended December 31, 2001, of $1,919,000, or $0.22 per unit. Net income adjusted for items affecting comparability for the year ended December 31, 2002, was $8,868,000, or $0.99 per unit. Income adjusted for items affecting comparability for 2001 was $219,000, or $0.02 per unit.

         Items affecting comparability include the change in fair value of derivatives and an addition to the accrual for environmental costs associated with a 1999 crude oil spill. Based upon a review of contracts existing at December 31, 2002, the Partnership determined that it had no contracts meeting the requirement for treatment as a derivative contract that did not meet hedge requirements under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," (as amended and interpreted). As a result, the fair value of the Partnership's net asset for derivatives decreased by $2,094,000 for the year ended December 31, 2002. In addition, the Partnership increased its environmental accrual by $1,500,000, primarily as a result of discussions with regulatory agencies regarding potential fines that may be imposed under the Clean Water Act in connection with the crude oil spill that occurred on its Mississippi System in December 1999.

         Items affecting comparability in the 2001 periods included an impairment charge of $45,061,000 related to the Partnership's pipeline assets and goodwill, as well as the effects of SFAS No. 133 and $1,500,000 recorded in that year for the environmental accrual for the spill.



     Highlights of 2002

         "2002 was a very important transition year for Genesis," said Mark J. Gorman, President and Chief Executive Officer of Genesis. "We are very proud of the accomplishments listed below and look forward to meeting the challenges we face in the next year."

o Salomon sold our General Partner to a subsidiary of Denbury Resources Inc. ("Denbury") on May 14, 2002. Genesis owns and operates a 219-mile pipeline system in Mississippi adjacent to several of Denbury's existing and prospective oil fields where Denbury is the largest oil and natural gas operator in the state. Average daily throughput on the Mississippi System increased from approximately 6,000 barrels per day during May 2002, to approximately 9,900 barrels per day in December.

o On May 14, 2002, the General Partner amended the Limited Partnership Agreement of Genesis Energy, L.P. to broaden the right of the Common Unitholders to remove the general partner of Genesis Energy, L.P. ("GELP"). Prior to this amendment, the general partner could only be removed for cause and with approval by holders of two-thirds or more of the outstanding limited partner interests in GELP. With the approval of a majority of the limited partners in GELP, the Partnership Agreement, as amended, provides that the general partner may be removed without cause.

o We reached agreement in principal with the US Environmental Protection Agency and the Mississippi Department of Environmental Quality for the payment of fines under environmental laws with respect to the Leaf River Spill in December 1999. Based on this agreement in principal, we have recorded accrued liabilities totaling $3.0 million. While we are pleased with the progress made to resolve the uncertainty of this environmental liability during 2002, no assurance can be made that we will reach final agreement with the government or the specific terms if a final agreement is reached.

o We completed a major transformation of our gathering and marketing business model during 2002. The primary driver compelling us to make this change was the December 31, 2001, replacement of the $300 million Guaranty Facility from Salomon with a much smaller credit facility. As a result, we reduced credit support from a daily average of $174.5 million in Salomon guarantees in 2001 to a daily average of $30.2 million in letters of credit during 2002. We also reduced the cost of trade credit from $1.2 million in 2001 to $0.6 million in 2002. To achieve this result, we reduced our average bulk and exchange volumes by 86 percent and our average wellhead volumes by 25 percent from the 2001 levels. We also redirected the focus of our lease gathering business to eliminate all volumes that required letters of credit but did not generate sufficient gross margin to support the cost of such credit support. Under the new business model, we generated gathering and marketing gross margin in 2002 that was 96 percent of the gross margin generated in 2001. We also were able to make permanent reductions to general and administrative expenses of $1.0 million.

o We took several steps to improve the profitability of our pipeline operations. First, we idled or abandoned 338 miles of pipe on our Texas System to reduce cost or risk of operation. Second, we increased our tariffs wherever feasible to achieve an acceptable risk adjusted rate of return. Third, we adjusted our pipeline loss allowances to levels consistent with our peers.

o We implemented a plan during 2002 to place the Mississippi System in condition to handle increased throughput from expected production increases in the area. Such operational changes will allow us to operate much of the pipeline at significantly reduced pressures and will allow us to monitor and evaluate the system more effectively. We also completed the work necessary to restore the segment idled by the 1999 Leaf River Spill.

o During 2002, we generated $11.8 million of Available Cash before required debt reductions, reserves, and the special distribution. By retaining this cash we have strengthened our balance sheet and positioned Genesis to move forward.

o During 2002, we did not make a regular quarterly distribution. In December 2001, we obtained a credit facility from Citicorp North America to replace our Guaranty facility and our existing working capital facility. That facility includes a provision that does not allow us to pay a distribution for any quarter unless the Borrowing Base under the facility exceeded the usage under the facility for every day of the quarter by at least $20 million plus the total amount of the distribution. For the first and second quarters of 2002, we did not meet that covenant and did not pay a distribution. During the third and fourth quarters of 2002, we met the test but did not make a distribution for these periods because of reserves established for future needs of the Partnership.

o Because some of the Partnership's Unitholders were allocated taxable income for 2002, we made a special distribution in the amount of $0.20 per unit on December 16, 2002, to Unitholders of record as of December 2, 2002. The special distribution was made to mitigate the burden of incurring a tax liability without receiving a cash distribution.



         Outlook

         As stated above, we believe we have successfully changed our business model for the gathering and marketing business to consume less credit support and working capital. We expect this business to continue to perform well during 2003, although perhaps not as well as in 2002. Both volumes and margins are expected be lower during 2003 as this business is likely to be subject to volatility and increased trade credit costs. Additionally, this business may be constrained by the need for trade credit if crude oil prices increase above current levels.

         Pipeline gross margins should decline slightly during 2003. We expect to obtain the benefit of the 2002 tariff increases for the full year 2003 as well as continued increases to throughput. Offsetting these revenue increases will be increased costs for maintenance, insurance, and safety.

         General and Administrative Costs are expected to remain stable. Offsetting permanent cost reductions from the changed business model will be a one-time adjustment for replacing the Citicorp Credit facility with a new bank facility led by Fleet Bank and cost increases for insurance and other costs to comply with SEC regulations mandated by the Sarbanes-Oxley Act.

         An important factor affecting our outlook will be capital expenditures. We previously indicated that we may need to increase capital expenditures as a result of complying with federal pipeline integrity management program (IMP) regulations and other regulatory requirements. Based on our preliminary experience with the IMP program during 2002, we have established a capital budget of $6.7 million for 2003. For 2004, we expect to make capital expenditures of $8.4 million. After 2004, capital expenditures are expected to return to a normal pattern of approximately $2.0 million per year.

         Our outlook will also be impacted by our access to capital for growth. We have obtained commitments from a group of banks to enter into a three-year revolving credit facility led by Fleet Bank to replace our existing facility that is due to expire at the end of 2003. This facility is expected to close during March 2003. The new facility will include a restrictive covenant similar to existing facility such that under this covenant, we may not pay a distribution for any quarter unless the borrowing base exceeds usage under the Credit Agreement by at least $10 million plus the amount of the distribution. The combination of obtaining this new facility and our relationship with Denbury should position us to grow our business. However, based on our experience in obtaining this facility, we believe that it will be important for us to further strengthen our balance sheet and improve our financial metrics before we will have access to significant capital for growth.

         Distribution

         We expect to resume regular quarterly distributions during 2003 with an anticipated first quarter distribution of at least $0.05 per unit on May 15, 2003, to unitholders of record as of April 30, 2003. Based on the need for larger than normal capital expenditures to comply with the pipeline regulations during 2003 and 2004 and the need to strengthen our balance sheet to improve our access to capital for growth, and considering the restrictive covenant in our new credit facility, we do not expect to restore the regular distribution to the targeted minimum quarterly distribution amount of $0.20 per quarter for the next year or two. However, if we exceed our expectations for improving the performance of the business, if our capital projects cost less than we currently estimate, or if our access to capital allows us to make accretive acquisitions, we may be able to restore the targeted minimum quarterly distribution sooner.

         Other Matters

         Genesis Energy, L.P. will broadcast its Fourth Quarter and Year End Earnings Announcement Conference Call on Wednesday, March 26, 2003, at 10:00 a.m. Central. This call can be accessed at www.genesiscrudeoil.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event.

         Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, Mississippi and New Mexico.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Company to meet its stated business goals and other risks noted from time to time in the Company's Securities and Exchange Commission filings.


                               (tables to follow)

                              Genesis Energy, L.P.
                  Summary Consolidated Statements of Operations
               (in thousands except per unit amounts and volumes)


                                       Twelve Months Ended   Twelve Months Ended
                                        December 31, 2002     December 31, 2001
                                        -----------------     -----------------
Revenues                                 $      911,806          $   3,340,198
Cost of Sales                                   888,691              3,320,382
                                         --------------          -------------
Gross Margin                                     23,115                 19,816
General & Administrative Expenses                 8,289                 11,691
Depreciation and Amortization Expense             5,813                  7,546
Asset Impairment Charge                               -                 45,061
Other Operating Charges                           1,500                  1,500
                                         --------------          -------------
Operating Income (Loss)                           7,513                (45,982)
Interest, Net                                    (1,035)                  (527)
Change in Fair Value of Derivatives              (2,094)                 2,259
Gains on Asset Sales                                708                    167
                                         --------------          -------------
Income (Loss) Before Minority Interest
   and Cumulative Effect of Change in
   Accounting Principle                           5,092                (44,083)
Minority Interest                                     -                      4
                                         --------------          -------------
Income (Loss) Before Cumulative Effect
   of Change in Accounting Principle              5,092                (44,079)
Cumulative Effect of Change in
   Accounting Principle, Net of Minority
   Interest Effect                                    -                    467
                                         --------------          -------------
Net Income (Loss)                         $       5,092           $    (43,612)
Net Income (Loss) per Common Unit -
   Basic and Diluted:
   Before Cumulative Effect of Adoption
   of Accounting Principle                $        0.58           $      (5.01)
   Cumulative Effect of Accounting Change             -                   0.05
                                          -------------          -------------
   Net Income (Loss)                      $        0.58           $      (4.96)

Wellhead barrels per day                         63,911                 84,677
Pipeline barrels per day                         75,869                 84,686

                                     Three Months Ended      Three Months Ended
                                     December 31, 2002        December 31, 2001
                                       ----------------       -----------------
Revenues                                  $     221,882           $    667,379
Cost of Sales                                   216,695                664,240
                                          -------------           ------------
Gross Margin                                     5,187                   3,139
General & Administrative Expenses                1,937                   2,996
Depreciation and Amortization Expense            1,503                   1,916
Asset Impairment Charge                              -                  45,061
Other Operating Charge                               -                   1,500
                                          ------------            ------------
Operating Income (Loss)                          1,747                 (48,334)
Interest, Net                                     (188)                   (154)
Change in Fair Value of Derivatives                  -                  (1,240)
Gains on Asset Sales                                10                       7
                                          ------------            ------------
Income (Loss) Before Minority Interest           1,569                 (49,721)
Minority Interest                                    -                       5
                                          ------------            ------------
Net Income (Loss)                         $      1,569            $    (49,716)
                                          ============            ============
Net Income (Loss) per Common Unit-
         Basic and Diluted                $       0.18            $      (5.65)

Wellhead barrels per day                        62,730                  79,593
Pipeline barrels per day                        77,304                  80,473

                              Genesis Energy, L.P.
                       Summary Consolidated Balance Sheets
                                 (in thousands)




                                     December 31, 2002        December 31, 2001
                                     -----------------        -----------------
ASSETS
Cash                                      $      1,071            $     5,777
Accounts Receivable                             80,664                161,798
Inventories                                      4,952                  3,737
Other Current Assets                             6,143                 10,788
                                          ------------            -----------
Total Current Assets                            92,830                182,100
Net Property                                    44,460                 45,710
Other Assets                                       247                  2,303
                                          ------------            -----------
Total Assets                              $    137,537            $   230,113
                                          ============            ===========


LIABILITIES AND PARTNERS' CAPITAL
Accounts Payable                          $     87,386                173,545
Accrued Liabilities                              8,834                 10,144
                                          ------------            -----------
Total Current Liabilities                       96,220                183,689
Long-Term Debt                                   5,500                 13,900
Minority Interest                                  515                    515
Partners' Capital                               35,302                 32,009
                                          ------------            -----------
Total Liabilities and Partners' Capital   $    137,537            $   230,113
                                          ============            ===========


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